Exhibit 10.10.1
Robert S. Ehrlich Chairman and Chief Executive Officer
Arotech Corporation

1229 Oak Valley Drive
Ann Arbor, Michigan 48108
Tel:  (800) 281-0356   Fax:  (734) 761-5368
http://www.arotech.com
Nasdaq Global Market: ARTX
Writer’s direct dial: +972-2-990-6612
Writer’s direct fax: +972-2-990-6688
Writer’s e-mail: ehrlich@arotech.com

April 9, 2009
Mr. Steven Esses
c/o Arotech Corporation
1229 Oak Valley Road
Ann Arbor, Michigan 48108

Dear Steven:

Re:           Your Employment Agreement dated April 14, 2008

In connection with your amended and restated employment with Electric Fuel (E.F.L.) Ltd. (the “Company”) dated April 14, 2008 (the “Agreement”), we wish to amend Agreement in certain respects. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

1.	Section 1 of the Agreement is hereby deleted in its entirety, and in place and stead thereof a new Section 1 is hereby inserted, reading as follows:

“1. Term.

The term of the Executive’s employment under this Agreement shall be for the period commencing January 1, 2008 and ending on December 31, 2011 (the “Term”). Any failure of the parties to extend the Term of this Agreement or to enter into a new employment agreement on or before January 31, 2012 shall hereinafter be defined as a “Non-Renewal.” The provisions of this Agreement shall apply to the relationship between the parties hereto retroactively as if this Agreement were signed on the commencement of the Term.”

2.	Throughout the Agreement. any and all references to the “Initial Term” or to an “Additional Term” shall be deemed to be references to the “Term.”

3.
The following language shall be added at the end of the penultimate sentence of Section 7(b)(ii): “; provided, however, that in the event of Termination due to Change in Control, all of the foregoing multiples of monthly Base Salary shall be increased by an additional six (6) times, such that, for purposes of example, a Termination due to a Change of Control at or after the end of the third year of this Agreement shall result in termination pay equal to a total of (i) $107,200 plus (ii) thirty (30) times the monthly Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the Termination Date.”

4.
For the avoidance of doubt, we hereby clarify that if your employment is Terminated by you for Good Reason or because there has been a Change in Control or a Change of Location, or by us without Cause, or due to Non-Renewal, you will be entitled to be paid upon Termination, in addition to and not instead of all Accrued Compensation and all other compensation due to you pursuant to the provisions of Section 7 of the Agreement, all Base Salary that you would have been paid through the end of the Term but for the Termination.

5.
Pursuant to the terms of the Agreement, your Base Salary is supposed to be increased by 6% each year to take account of inflation (irrespective of the actual inflation rate). You hereby agree to waive this increase in respect of 2009. Notwithstanding this waiver and any future waiver of this 6% increase, your “Base Salary” for purposes of determining compensation upon Termination shall refer to the higher of (i) your actual monthly Base Salary at the highest rate in effect at any time within the ninety (90) day period ending on the Termination Date, and (ii) what your Base Salary at the Termination Date would have been had you not waived the 6% increase(s) referred to above.

6.
Arotech Corporation, the parent corporation of the Company, hereby unconditionally guarantees to you the full and prompt payment and performance of all obligations, accrued and executory, which the Company presently has or hereafter may have to you under the Agreement.

7.	In all other respects, the terms of the Agreement will govern the relationship between us.

If the foregoing is acceptable to you, kindly sign this letter in the space provided for your signature below, whereupon this letter will become a binding amendment to the Agreement.

Sincerely yours,

AROTECH CORPORATION

By:_________________________________
Robert S. Ehrlich
Chairman and Chief Executive Officer

ELECTRIC FUEL (E.F.L.) LTD.

By:_________________________________
Ronen Badichi
General Manager
ACCEPTED AND AGREED:

________________________
Steven Esses